EXHIBIT 1

Joint Filing Agreement

This Joint Filing Agreement is dated as of April 26, 2012 among Thomas C. K. Yuen, Misako Yuen and the Thomas Yuen Family Trust.

WHEREAS, pursuant to Rule 240.13d-1(k) promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto have decided to satisfy their filing obligations under the Exchange Act by a single joint filing;

NOW THEREFORE, the parties hereto agree as follows:

1.    The Schedule 13D with respect to SRS Labs, Inc. to which this agreement is attached as Exhibit 1 (the “Schedule 13D”) is filed on behalf of each of the parties hereto.

2.    Each of the parties hereto is eligible to use the Schedule 13D.

3.    Each of the parties hereto is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person or entity contained in the Schedule 13D; provided that each person or entity is not responsible for the completeness or accuracy of the information concerning any other person making such filing contained in the Schedule 13D, unless such person or entity knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties hereto have executed this Joint Filing Agreement as of the date first above written.

THOMAS C.K. YUEN

/s/ Thomas C.K. Yuen

MISAKO YUEN

/s/ Misako Yuen

THOMAS YUEN FAMILY TRUST

/s/ Thomas C.K. Yuen
By: Thomas C. K. Yuen
Co-Trustee

/s/ Misako Yuen
By: Misako Yuen
Co-Trustee